UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2012

Vantage Drilling Company

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34094	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Post Oak Boulevard, Suite 800 Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

(281) 404-4700

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 10, 2012, Offshore Group Investment Limited (“OGIL”), a wholly-owned subsidiary of Vantage Drilling Company (“Vantage” or the “Company”), issued $775.0 million aggregate principal amount of additional 11  1/2% Senior Secured First Lien notes due 2015 (the “New Notes”). The New Notes were offered as New Notes under an indenture pursuant to which, on July 30, 2010, OGIL issued $1.0 billion in aggregate principal amount of the same series of notes and, on June 1, 2011, OGIL issued an additional $225.0 million in aggregate principal amount of the same series of notes (collectively, the “Existing Notes” and together with the New Notes, the “Notes”). Such indenture has been amended pursuant to a Fourth Supplemental Indenture dated April 2, 2012, which became effective in connection with the closing of the offering of the New Notes and which, among other things, enabled OGIL to issue the New Notes as described in the Company’s Form 8-K filed April 6, 2012. The Notes are guaranteed by Vantage and each of OGIL’s existing and future subsidiaries and by certain of Vantage’s other subsidiaries, and are senior secured obligations of OGIL and the guarantors.

The net proceeds from the offering of the New Notes will be used by OGIL (a) to purchase from Valencia Drilling Corporation, an affiliate of F3 Capital, the Company’s largest shareholder and its affiliate, all of the rights and obligations under the construction contract (the “Dragonquest Construction Contract”) with Daewoo Shipbuilding and Marine Engineering Co., Ltd. for the construction and delivery of the ultra-deepwater drillship known as the Dragonquest pursuant to a Purchase Agreement dated March 20, 2012 (the “Purchase Agreement”) and the purchase of related equipment specified in the Purchase Agreement, (b) to fund the construction payments for the Dragonquest pursuant to the Dragonquest Construction Contract, (c) to reimburse and pay for construction costs, expenses and other expenditures previously incurred, and to be incurred, in each case, on an arm’s length basis, in good faith and in the ordinary course of business by the Company or a subsidiary of the Company for the purpose of making the Dragonquest operational, (d) to pay a consent fee to the holders of Existing Notes and transaction fees and expenses in connection with the transactions contemplated hereby and (e) for general corporate purposes.

The Existing Notes and the New Notes constitute a single series of securities under the Indenture and the New Notes have the same terms as the Existing Notes except that (a) they will a have different issue date and issue price, (b) they will be subject to a separate registration rights agreement, (c) until registered, they will have a different CUSIP number from that of the Existing Notes and (d) are subject to special mandatory redemption provisions which require redemption by OGIL at the offering price plus 1% in the event that (1) the Dragonquest Construction Contract is modified in any manner materially adverse to the Company or any of the Restricted Subsidiaries or the holders of the Notes or terminated, (2) the Company’s drilling contract with Petrobras (the “Petrobras Contract”) is modified in any manner materially adverse to the Company or any of the Restricted Subsidiaries or the holders of the Notes or terminated, or (c) certain events relating to the delivery, acceptance, title conveyance, and registration of the Dragonquest do not occur by June 30, 2012, or later if the Company secures an extension of the Petrobras Contract. In connection with the issuance of the New Notes, the Issuer also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the guarantors party thereto and Jefferies & Company, Inc., as representative of the several initial purchasers of the New Notes.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Fourth Supplemental Indenture and the Registration Rights Agreement, which are attached hereto as Exhibits 4.1 and 10.1, respectively, and the contents thereof are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 with respect to the New Notes is incorporated herein by reference.

Item 8.01. Other Events

On April 10, 2012, OGIL announced the closing of its offering of $775.0 million aggregate principal amount of New Notes. A copy of the press release announcing the closing is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description
4.1	Fourth Supplemental Indenture dated as of April 2, 2012 among OGIL, Vantage, the subsidiary guarantors party thereto, and Wells Fargo Bank, National Association, as trustee and collateral trustee (incorporated by reference to Exhibit 4.2 of the Company’s current report on Form 8-K filed with the SEC on April 6, 2012).

10.1	Registration Rights Agreement dated as of April 10, 2012 by and among OGIL, the guarantors named party thereto and Jefferies & Company, Inc., as representative of the initial purchasers.

99.1	Press Release dated April 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTAGE DRILLING COMPANY

Date: April 10, 2012	By:	/s/ Douglas G. Smith
Douglas G. Smith
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

4.1	Fourth Supplemental Indenture dated as of April 2, 2012 among OGIL, Vantage, the subsidiary guarantors party thereto, and Wells Fargo Bank, National Association, as trustee and collateral trustee (incorporated by reference to Exhibit 4.2 of Vantage’s current report on Form 8-K filed with the SEC on April 6, 2012).

10.1	Registration Rights Agreement dated as of April 10, 2012 by and among OGIL, the guarantors named party thereto and Jefferies & Company, Inc., as representative of the initial purchasers.

99.1	Press Release dated April 10, 2012.